EXHIBIT 5.1
DLA Piper US (LLP)
2525 East Camelback Road, Suite 1000
Phoenix, AZ 85016
February 22, 2010
Grand Canyon Education, Inc.
3300 W. Camelback Road
Phoenix, Arizona 85017
Re:   Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as legal counsel for Grand Canyon Education, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 2,278,078 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”) that are reserved for issuance under the Grand Canyon Education, Inc. 2008 Equity Incentive Plan (the “Plan”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Arizona and we express no opinion concerning any law other than the law of the State of Arizona, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Arizona.
Based on such examination, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S K.
This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
/s/ DLA Piper LLP (US)